UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota	000-29758	41-0856543
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

10050 Crosstown Circle, Suite 500, Eden Prairie, MN 55344

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

N/A

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On December 4, 2012, our Compensation Committee approved our Executive Officer Bonus Program:

Executive Officer Bonus Program.  Our Executive Officer Bonus Program provides our executive officers an opportunity to receive an annual cash incentive because it provides incentives to achieve annual financial goals and links pay to the achievement of these goals.  Under the program, the performance measures are based on certain financial and operational goals.  As discussed in more detail below, the financial goals are based on two corporate financial objectives.

A bonus is earned for achievement of certain targets for non-GAAP net revenue, as internally computed, and GAAP operating income. For purposes of this calculation, non-GAAP net revenues is our revenue adjusted by the addition of acquisition accounting adjustments.

We set the amounts available that Paul F. Lidsky, our President and Chief Executive Officer, Shawn O’Grady, our Executive Vice President of Strategy & Field Operations, and Gregory T. Barnum, our Vice President of Finance and Chief Financial Officer, may earn for achievement of our bonus targets at 80%, 60% and 55%, respectively, of their base salaries with such percentages adjusted according to the program if more or less than 100% of the objectives are achieved.  Our named executive officers could earn up to 150% of the target annual incentive bonus if 150% of the performance objectives are met.  If we meet less than 80% of the performance objectives, then our named executive officers will not earn any bonus under the program.  Therefore, actual payouts of the annual cash incentive bonus may be more or less than the targeted potential payout due to the degree to which the objectives are achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 21, 2012

DATALINK CORPORATION

	By	/s/ Gregory T. Barnum
Gregory T. Barnum,
Chief Financial Officer